Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                          Thirteen Weeks Ended
                                                        -----------------------
                                                         April 3,      April 4,
                                                           1999          1998
                                                        ---------     ---------


Numerator:
Net income available to common shareholders...........   $212,966      $427,546
                                                        =========     =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding for
basic net income per share
Common stock..........................................  1,768,532     1,734,692
                                                        =========     =========
Net income per common share - basic...................       $.12          $.25
                                                             ====          ====

Diluted earnings per share
--------------------------
Weighted average number of shares outstanding for
diluted net income per share
Common stock .........................................  1,768,532     1,734,692
Effect of dilutive securities - stock options (1) ....        261        45,290
                                                        ---------     ---------
Weighted average number of shares outstanding for
diluted net income per share..........................  1,768,793     1,779,982
                                                        =========     =========
Net income per common share - diluted..................      $.12          $.24
                                                             ====          ====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.




                                       -1-